FOR IMMEDIATE RELEASE

Alexander & Baldwin Appoints Shelee Kimura to its Board of Directors
A&B’s planned leadership transition continues with the appointment of Lance Parker as a director

HONOLULU (June 30, 2023)/PRNewswire/ -- Alexander & Baldwin, Inc. (NYSE: ALEX) ("A&B" or "Company"), a Hawai‘i-based company focused on owning, operating, and developing high-quality commercial real estate in Hawai‘i, announced that Shelee Kimura has been appointed to serve on its Board of Directors, effective July 1, 2023. Kimura joins the Board after the departure of Michele Saito, who has been a director since 2012.

"I am so pleased to welcome Shelee Kimura to our Board of Directors,” said A&B Chairman of the Board Eric Yeaman. “Her exceptional leadership track record, public company experience and commitment to Hawai‘i will be invaluable to our company as we continue to grow our real estate portfolio and create value for our shareholders.”

Kimura is president and chief executive officer (“CEO”) of Hawaiian Electric Company, Inc., which serves the energy needs of 95% of Hawai‘i’s population on the islands of O‘ahu, Hawai‘i, Maui, Lāna‘i and Moloka‘i. She was appointed to her current role in January 2022 and previously served as Hawaiian Electric’s senior vice president of customer service and public affairs and earlier as senior vice president of business development and strategic planning. Before joining Hawaiian Electric, she led investor relations and strategic planning, as well as served as director of corporate finance and investments for Hawaiian Electric Industries (“HEI”) (NYSE: HE), the parent company of Hawaiian Electric and the largest publicly traded company in Hawai‘i. Before HEI, she was a consulting manager at Arthur Andersen LLP and its successor firm, KMH LLP.

Kimura has been recognized for her leadership and service to the business and non-profit communities, including awards from the University of Hawai‘i Shidler College of Business, the American Lung Association, the Girl Scouts of Hawai‘i, the U.S. Department of Energy and the O‘ahu YWCA. She is an Omidyar Fellow, a member of the Women Corporate Directors Foundation and an ambassador for the U.S. Clean Energy Education and Empowerment Initiative. She serves on the Shidler College of Business Advisory Council of the University of Hawai‘i at Mānoa and on the boards of Mid-Pacific Institute and the nonprofits Parents and Children Together and Nā Kama Kai.

Kimura earned a bachelor's degree in business administration from the University of Hawai‘i at Mānoa and is an executive education graduate of the Advanced Management Program of the Wharton School of the University of Pennsylvania.

Michele Saito has served as a member of the A&B Board of Directors for over a decade and has chaired the Compensation Committee since 2018. She is leaving the Board to focus more of her time with family and on giving back to the community. She recently was appointed interim CEO of the Girl Scouts of Hawai‘i.

“On behalf of the Board of Directors, I would like to express our gratitude to Michele for her service and contributions to A&B,” said Yeaman. “We wish her well in her future endeavors.”

Consistent with the planned transition of the CEO position on July 1, 2023, incoming CEO Lance Parker also has been appointed a director, taking the place of current CEO Christopher Benjamin on the Board.

"We are also pleased to welcome Lance to the Board at the same time he transitions to CEO and want to thank Chris for his many years of service to A&B and wish him and his wife Melissa the very best in retirement,” continued Yeaman.

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ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. (NYSE: ALEX) (A&B) is the only publicly-traded real estate investment trust to focus exclusively on Hawai'i commercial real estate and is the state's largest owner of grocery-anchored, neighborhood shopping centers. A&B owns, operates, and manages approximately 3.9 million square feet of commercial space in Hawai'i, including 22 retail centers, 13 industrial assets and four office properties, as well as 142 acres of ground leases. A&B is expanding and strengthening its Hawai'i CRE portfolio and achieving its strategic focus on commercial real estate by monetizing its remaining non-core assets. Over its 153-year history, A&B has evolved with the state's economy and played a leadership role in the development of the agricultural, transportation, tourism, construction, residential and commercial real estate industries.

Learn more about A&B at www.alexanderbaldwin.com.

Contact: Andrea Galvin; 808-525-8404; agalvin@abhi.com